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                                                                   EXHIBIT 10.13

                                  Certified translation from the German 1anguage

                              COOPERATION AGREEMENT

                   Agreement regarding the cooperation between

        APL AMERICAN PHARMED LABS, INC., 21 HENDERSON DRIVE, PO BOX 1327,
                   WEST CALDWELL, NEW JERSEY 07007-1327, USA,

       - hereinafter, also in case of several investors: the "INVESTOR" -

                                       and

                    TECHNOLOGIE-BETEILIGUNGS-GESELLSCHAFT MBH
        DER DEUTSCHEN AUSGLEICHSBANK, LUDWIG-ERHARD-PLATZ 1-3, 53179 BONN

                             - hereinafter: "TBG" -

       in the management of the investments specified in this Agreement in

                PHARMED LABS GMBH, TOLZER STR. 12, 82031 GRUNWALD

                    - hereinafter: the "TECHNOLOGY COMPANY" -

                                    PREAMBLE

Within the scope of the program "Investment Capital for Small Technology Enterprises" implemented together with the German Ministry for Education, Science, Research and Technology (BMBF) and Deutsche Ausgleichsbank, tbg supports technology enterprises of the industry and trade sector, provided that these enterprises are not older than 10 years and meet the EU qualification requirements for small and medium-sized enterprises (SMEs) located within the new German federal states and (East) Berlin and/or for small enterprises located within the rest of the Federal Republic of Germany, i.e.:

-     employ a maximum staff of 250 (50)

and either

-     generate an annual turnover not exceeding DM 40 million (DM 10 million)

or

-     realize a balance sheet total not exceeding DM 20 million (DM 4 million)

and

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-     are held at a maximum share of 25% by one or several enterprises not fulfilling these requirements (exception: public holding companies, venture capital companies and - to the extent control is not exercised - institutional investors).

All of these three preconditions have to be fulfilled simultaneously, i.e. an enterprise is only considered to be an SME if it enjoys the independence required, complies with the staff number requirement and does not exceed at least one of the limits set for the annual turnover and/or balance sheet total.

TBG assumes investments for the financing of innovation projects in accordance with its investment principles, which form an integral part of this Agreement and are accepted by the Investor, for:

- applied research and development up to the crucial moment shortly before the start of commercial production in accordance with the EU definition and the following differentiations:

Applied research comprises research and experimental work with the purpose of gaining new findings in order to facilitate the realization of specific practical targets such as the creation of new products, production methods or services. Normally, applied research ends with the creation of a first prototype. The term "development" comprises work carried out on the basis of applied research with the purpose of introducing new or essentially improved products, production methods or services up to - but not including - industrial application and commercial use. This includes in general pilot and demonstration projects as well as any required further development work finally resulting in an information package allowing the commencement of production.

-     investments for market introduction purposes

                                    SECTION 1

                                   COOPERATION

1) TBG intends to assume a silent investment in the Technology Company in the amount of DM 3,000,000 provided that the investment specified in para. 2 is agreed between the Investor and the Technology Company. A copy of the investment Agreement contemplated between TBG and the Technology Company is attached hereto.

2) The investor shall contribute an amount of DM 3,000,000 to the capital reserve of the Technology Company.

      The Investor shall be advised on the management of its investment in the Technology Company by TVM Techno Venture Management GmbH & Co. KG, Denninger Str. 15, 81679 Munich (hereinafter: "TVM") as advising company.

      The Investor confirms that it does not make use of the refinancing of an investment in the Technology Company within the scope of the program "Investment Capital for Small

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      Technology Enterprises" and the promotion (refinancing or provision of security) of such investment in the Technology Company out of the ERP Special Fund.

3) The parties shall inform each other in writing immediately as soon as the abovementioned investment agreements have been concluded with the Technology Company. To the extent the final investment agreements differ from the drafts made available, the agreements shall be delivered in their relevant version and any deviations shall be explained upon request.

4) Any subsequent amendments to the investment agreements, any sale/pledge of the investments and the claims held against TBG under this Cooperation Agreement or any further investment or loan agreements shall be agreed by the parties with the consent of their contractual partner under this Agreement only. To the extent an ordinary termination of the Investment Agreement between the Investor and the Technology Company by the Investor is permissible, such termination shall also require the consent of TBG. The parties to this Agreement shall inform each other of any termination for cause immediately, if possible prior to giving notice of such termination.

                                    SECTION 2

                      MANAGEMENT OF THE TECHNOLOGY COMPANY

In cooperation with TVM, the Investor shall supervise the management of the Technology Company and the development of the innovation project promoted by TBG with due care and assist the Technology Company in management matters if required.

The Investor is also willing and able in principle - however not obligated - to make additional financing available to the Technology Company if required.

                                    SECTION 3

                                  USE OF FUNDS

1) Prior to calling the invested funds of TBG, the Investor [and] TVM shall review the calling requirements agreed between TBG and the Technology Company and confirm their fulfillment, if applicable. The Investor and TVM shall support the call if at the time of the call, according to the knowledge of the Investor, neither economic nor technical concerns exist regarding the practicability of the innovative project promoted by TBG.

2) The Investor shall review and confirm the statement of use to be furnished by the Technology Company pursuant to Sec. 3 of the Investment Agreement concluded between TBG and the Technology Company.

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                                    SECTION 4

                         INFORMATION AND CONTROL RIGHTS

1) The Investor undertakes to report to TBG on the economic situation of the Technology Company and the status of the innovation project promoted by TBG.

2) Reports shall be provided semi-annually at regular intervals as of March 31 and September 30.

3) Any measures known to the Investor that exceed the scope of the ordinary course of business of the Technology Company shall be notified to TBG without delay and if possible in advance. This shall include in particular the measures requiring consent pursuant to Sec. 5 para. 2 of the Investment Agreement concluded between TBG and the Technology Company and the causes for termination specified in Sec. 12 thereof.

4) The reports shall be furnished in writing - and orally in advance in urgent cases - unless TBG waives this requirement expressly in writing.

5) TBG shall be entitled - acting on its own or through third parties instructed by TBG - to demand comprehensive information on all legal relationships of the Investor with the Technology Company and to inspect all documents held by the Investor which concern the Technology Company.

6) The Investor agrees that TBG forwards the existing data regarding its investment in the Technology Company to the BMBF or the EU Commission upon request for supervision and control purposes.

7) The investor further agrees that TBG forwards the data obtained regarding the investment of the Investor in the Technology Company to the BMBF or an institute instructed by it for scientific analysis regarding the program mentioned in the Preamble hereof. In addition, the Investor agrees to provide the BMBF or an institute instructed by it with the information required for a scientific analysis regarding such program directly as well. During the analysis and, if applicable, the publication of data regarding the program, it shall be ensured that no damage is incurred by the investor.

                                    SECTION 5

                               RISK PARTICIPATION

The investor shall be entitled to claim from TBG partial reimbursement of any loss incurred in connection with its investment in the Technology Company acquired pursuant to Sec. 1 para. 2 within 5 years from the commencement of the investment of TBG in the Technology Company.

1) The Investor shall be entitled to assert claims against TBG on the grounds of a loss incurred if the assets of the Technology Company have been subjected to bankruptcy proceedings or overall execution has been instituted or the opening of proceedings has

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      been rejected for lack of assets, if an affirmation in lieu of an oath has been made for the Technology Company or if the continuing insolvency of the Technology Company has been proven by other means.

      Within 30 calendar days after the date on which claims were asserted against it, TBG shall reimburse to the Investor an amount of 50% (70% in case of the Technology Company being located within the new German federal states or (East) Berlin) of its original invested funds pursuant to Sec. I para. 2, however not exceeding 50% (70% in case of the Technology Company being located within the new German federal states or (East) Berlin) of the invested funds paid by itself to the Technology Company. Any permissible reduction of the investment of TBG effected pursuant to the Investment Agreement between TBG and the Technology Company shall be considered in the calculation of the maximum limit.

2) If, as a result of a settlement in court, the claims of the Investor arising from its investment(s) specified in Sec. 1 para. 2 have been lost in part or if the Investor has partially waived the invested funds mentioned in Sec. 1 para. 2 within the scope of restructuring measures in which all lenders and investors of the Technology Company have participated - the latter at an equal rate - , the Investor may claim reimbursement of its partial loss from TBG. However, TBG shall only be obligated to pay an amount corresponding to a share in the maximum risk participation (cf. para. 1) that is proportionate to the share of the partial loss of the Investor in its entire invested funds as specified in Sec. 1 para. 2. Such partial claim shall reduce any further obligations of TBG under the risk participation.

3) Until the end of the sixth calendar month following the assertion of claims against it, TBG may demand the Investor to transfer the investment(s) mentioned in Sec. 1 para. 2 to TBG or to a third party specified by TBG in whole or in part. Any obligations of the Investor regarding contributions, additional contributions and damages shall not be transferred to TBG. Any transfer costs shall be borne by the Investor. In case of assertion of partial claims against TBG pursuant to para. 2, the transfer obligation of the Investor shall be reduced proportionately to the payment obligation of TBG.

The transferability shall be guaranteed by the investor and shall constitute a requirement for making use of the risk participation.

                                    SECTION 6

                      COMMENCEMENT AND TERM OF COOPERATION

1) The Investor shall be obligated vis-a-vis TBG to manage the Technology Company pursuant to Sec. 2 and to provide information pursuant to See. 4 hereof as from the signing date of this Agreement and the Investment Agreements between TBG and the Technology Company as well as the Investor and the Technology Company.

2) The cooperation shall end upon the termination of the investment of TBG or of the Investor.

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3)    Ordinary termination of this Cooperation Agreement shall be excluded.

                                    SECTION 7

                               GENERAL PROVISIONS

1) Any amendments or supplements to this Agreement shall require the written form. No oral supplementary agreements exist with respect hereto.

2) Should any provision of this Agreement be invalid, the remaining provisions shall remain unaffected. The Investor and TBG shall be obligated to replace any invalid provision by a valid provision that come as close as possible to the intention and purpose of the respective invalid provision.

3) Place of jurisdiction for all legal disputes arising from this Agreement and its performance shall be Bonn.

Bonn, [handwritten:]: August 26, 1997            West Caldwell, [handwritten.]
                                                 August 11, 1997

Technologie-Beteiligungs-                        APL American Pharmed Labs, Inc.
Gesellschaft mbH der
Deutschen Ausgleichsbank

[illegible signatures]                           [illegible signature(s)]

I, Monika Kordt, in my capacity as a sworn translator for the English language, hereby certify that the above is a correct and complete translation of the German text presented to me in copy.

Frankfurt am Main, November 8, 2004

                                           /s/ Monika Kordt
                                           ------------------
                                           Monika Kordt

                                           Monika Kordt
                                           Dipl. -Ubers. (FH), MSC
                                           Allgemein
                                           vereidigte
                                           Dolmetscherin und
                                           ermochtigte Ubersetzerin
                                           der englischen Sprache
                                           fur die Gerichte und Notare im Lande
                                           Hessen

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